Exhibit 10.39

RESTRICTED STOCK AGREEMENT

granted pursuant to the

PHOTOMEDEX, INC. 2005 EQUITY COMPENSATION PLAN

THIS RESTRICTED STOCK AGREEMENT (the “Restricted Stock Agreement”) is made and entered into as of August 13, 2007 by and between PhotoMedex, Inc., a Delaware corporation (the “Company”) and the following individual:

Name:  Michael R. Stewart (the “Purchaser”)
Address: 3930 Ruckman Way, Doylestown, PA 18902

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the PhotoMedex, Inc. 2005 Equity Compensation Plan (the “Plan”). The Purchaser agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Restricted Stock Agreement, except as otherwise specifically provided in the Plan.

SECTION 1  ACQUISITION OF SHARES.

(a)    Issuance. On the terms and conditions set forth in this restricted stock agreement, the company agrees to issue one Hundred Fifty-Seven Thousand Five Hundred (157,500) shares to the purchaser. The issuance shall occur at the offices of the company on the date set forth above or at such other place and time (but not in a calendar year other than the current calendar year) as the parties may agree.

(b)    Consideration. The Purchaser agrees to pay to the Company the sum of $.01 (the “Per Share Purchase Price”) for each of such Shares, representing the par value thereof. Payment shall be made on the issuance date by delivery to the Company of the Purchaser's check in the amount of the aggregate purchase price.

(c)    Defined Terms. Certain capitalized terms are defined in Sections 2 and 3 of this Restricted Stock Agreement.

SECTION 2  RIGHT OF REPURCHASE.

(a)     Scope of Repurchase Right. Until they vest in accordance with Section (b) below, the Purchased Shares shall be Restricted Shares and shall be subject to the Right of Repurchase. The Company (or, if there is a Change in Control Event, the New Employer) may exercise its Right of Repurchase only during the Repurchase Period following the termination of the Purchaser's Service. The Right of Repurchase may be exercised automatically under Section 2(d) below. If the Right of Repurchase is exercised prior to a Change in Control Event, the Company shall pay the Purchaser an amount equal to the Per Share Purchase Price ( i.e. , $.01 per Share) (as adjusted for stock splits, stock dividends and similar corporate transactions) for each of the Restricted Shares being repurchased. If the Right of Repurchase is exercised subsequent to a Change in Control Event, the New Employer shall pay the Purchaser an amount, for all of the CIC Restricted Shares which are repurchased, equal to the total amount paid by the Purchaser for the Purchased Shares multiplied by a fraction, the numerator of which is the number of CIC Restricted Shares being repurchased and the denominator of which is the number of CIC Whole Shares (as defined in Section 2(b)(iv).

(b)    Lapse of Repurchase Right.

(i)    For purposes of this Restricted Stock Agreement, the term “2012 Unvested Shares” shall mean Purchased Shares which are Restricted Shares as of August 13, 2012.

(ii)    Except as otherwise provided in Section 2(b)(iv), the Right of Repurchase shall lapse on May 1, 2012 with respect to 33-1/3% of the 2012 Unvested Shares if the Purchaser continues to provide Service from the date hereof through August 13, 2012, the Right of Repurchase shall lapse on August 13, 2013 with respect to an additional 33-1/3% of the 2012 Unvested Shares if the Purchaser continues to provide Service from the date hereof through August 13, 2013, and the Right of Repurchase shall lapse on August 13, 2014 with respect to 100% of the 2012 Unvested Shares if the Purchaser continues to provide Service from the date hereof through August 13, 2014.

(iii)    The Right of Repurchase shall also lapse in accordance with the following provisions:

(A)    For purposes of this Section 2(b)(iii), the following terms shall have the following meanings:

(1)    “Trading Day” shall mean a day on which securities are traded on the New York Stock Exchange.

(2)    “2007 Average Price” shall mean the greater of (i) $1.02, i.e., the Closing Price of the Company’s common stock as of August 13, 2007, being the second trading day after the filing of the Company’s Form 10-Q for the second quarter of 2007, and (ii) the average Fair Market Value (as defined in the Plan) of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the 90 day period ending on August 13, , 2007, the date on which the Company's Board of Directors determined that the award under this Agreement should be made, , which Fair Market Value is $1.21.

(3)    “2008 Average Price” shall mean the average Fair Market Value of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the period from May 14, 2008 through August 12, 2008.

(4)    “2009 Average Price” shall mean the average Fair Market Value of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the period from May 14, 2009 through August 12, 2009.

(5)    “2010 Average Price” shall mean the average Fair Market Value of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the period from May 14, 2010 through August 12, 2010.

(6)    “2011 Average Price” shall mean the average Fair Market Value of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the period from May 14, 2011 through August 12, 2011.

(7)    “2012 Average Price” shall mean the average Fair Market Value of the Company's Common Stock for each of the Trading Days (each such Trading Day to be a day of determination for purposes of the definition of Fair Market Value under the Plan) in the period from May 14, 2012 through August 12, 2012.

(B)    The Right of Repurchase shall lapse on August 13, 2008 with respect to 20% of the Purchased Shares if the Purchaser is providing Service on such date and if the 2008 Average Price equals or exceeds the 2008 Target Price. For purposes of this Restricted Stock Agreement, the term “2008 Target Price” shall equal 125% of the 2007 Average Price (viz., $1.51).

(C)    The Right of Repurchase shall lapse on August 13, 2009 with respect to 20% of the Purchased Shares if the Purchaser is providing Service on such date and if the 2009 Average Price equals or exceeds the 2009 Target Price. For purposes of this Restricted Stock Agreement, the term “2009 Target Price” shall equal 125% of the 2008 Target Price (viz., $1.89).

(D)    The Right of Repurchase shall lapse on August 13, 2010 with respect to 20% of the Purchased Shares if the Purchaser is providing Service on such date and if the 2010 Average Price equals or exceeds the 2010 Target Price. For purposes of this Restricted Stock Agreement, the term “2010 Target Price” shall equal 125% of the 2009 Target Price (viz., $2.36).

(E)    The Right of Repurchase shall lapse on August 13, 2011 with respect to 20% of the Purchased Shares if the Purchaser is providing Service on such date and if the 2011 Average Price equals or exceeds the 2011 Target Price. For purposes of this Restricted Stock Agreement, the term “2011 Target Price” shall equal 125% of the 2010 Target Price (viz., $2.95).

(F)    The Right of Repurchase shall lapse on August 13, 2012 with respect to all of the Purchased Shares for which such Right has not previously lapsed if the Purchaser is providing Service on such date and if the 2012 Average Price equals or exceeds the 2012 Target Price. For purposes of this Restricted Stock Agreement, the term “2012 Target Price” shall equal 125% of the 2011 Target Price (viz., $3.69).

(iv) Notwithstanding any provision herein to the contrary, if a Change in Control Event (as defined in the Plan) occurs before the Purchaser's Service terminates and the Purchased Shares are converted entirely into securities of a successor corporation (the “New Employer Shares”), the Right of Repurchase shall lapse with respect to the New Employer Shares as follows:

(I) For purposes of this Agreement, the following terms shall have the following meanings with respect to a Change in Control Event:

(A) The term “CIC Share Consideration” shall mean, with respect to such Change in Control Event, the number of New Employer Shares into which one Purchased Share is converted pursuant to the terms of the definitive agreement or agreements evidencing such Change in Control Event (collectively, the “CIC Agreement”).

(B) The term “CIC Share Consideration Value” shall mean the fair market value of the CIC Share Consideration as determined by the Administrator, such CIC Share Consideration Value to be determined by multiplying the CIC Share Consideration by the average of the per share closing sales prices (or, if closing sales prices are not available, closing bid prices, or, if not available, the mean between the high bid and low asked prices or if not available, as determined by the Administrator in good faith) of the New Employer Shares during the last five Trading Days immediately preceding the signing of the CIC Agreement.

(C) The term “CIC Restricted Shares” shall mean New Employer Shares issued upon conversion of the Purchaser's Restricted Shares pursuant to the CIC Agreement.

(D)  The term “CIC Unrestricted Shares” shall mean New Employer Shares issued upon conversion of the Purchaser's Unrestricted Purchased Shares pursuant to the CIC Agreement.

(E) The term “CIC Whole Shares” shall mean the number of New Employer Shares which would be issued pursuant to the CIC Agreement if all of the Purchased Shares were converted into New Employer Shares.

(F) The term “Third Anniversary Date” shall mean the date which is three years after the date on which such Change in Control Event is consummated.

(G) “Unrestricted Purchased Shares” shall mean Purchased Shares which are not Restricted Shares immediately prior to the effective time of such Change in Control Event.

(H) “Unvested CIC Shares” shall mean those New Employer Shares, if any, which remain subject to the Right of Repurchase after the operation of Section 2(b)(iv)(II) through Sections 2(b)(iv)(VIII), inclusive.

(II)  The Right of Repurchase shall lapse upon consummation of such Change in Control Event with respect to all of the CIC Unrestricted Shares.

(III) If the CIC Consideration Value is equal to or greater than the 2012 Target Price, then the Right of Repurchase shall lapse upon consummation of such Change in Control Event with respect to all of the CIC Restricted Shares.

(IV) If the CIC Consideration Value is equal to or greater than the 2011 Target Price but less than the 2012 Target Price, then the Right of Repurchase shall lapse with respect to a number of CIC Restricted Shares (which shall not be less than zero) equal to (x) 80% of the CIC Whole Shares minus (y) the number of CIC Unrestricted Shares.

(V) If the CIC Consideration Value is equal to or greater than the 2010 Target Price but less than the 2011 Target Price, then the Right of Repurchase shall lapse with respect to a number of Purchased Shares (which shall not be less than zero) equal to (x) 60% of the CIC Whole Shares minus (y) the number of CIC Unrestricted Shares.
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(VI) If the CIC Consideration Value is equal to or greater than the 2009 Target Price but less than the 2010 Target Price, then the Right of Repurchase shall lapse with respect to a number of Purchased Shares (which shall not be less than zero) equal to (x) 40% of the CIC Whole Shares minus (y) the number of CIC Unrestricted Shares.
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(VII) If the CIC Consideration Value is equal to or greater than the 2008 Target Price but less than the 2009 Target Price, then the Right of Repurchase shall lapse with respect to a number of Purchased Shares (which shall not be less than zero) equal to (x) 20% of the of the CIC Whole Shares minus (y) the number of CIC Unrestricted Shares.

(VIII) If (a) the CIC Consideration Value is less than the 2012 Target Price, (b) immediately prior to the effective time of such Change in Control Event, one or more of the Purchased Shares are Restricted Shares and (c) the entity that controls the Company upon consummation of such Change in Control Event (the “New Employer”) does not offer to employ the Purchaser (i) at a base salary that is at least equal to the base salary earned by the Purchaser immediately prior to such effective time and (ii) in a position that is executive in nature (as determined by the Administrator prior to such effective time), then the Right of Repurchase shall lapse with respect to all of the CIC Restricted Shares as of such effective time.

(IX) If (a) the CIC Consideration Value is less than the 2012 Target Price, (b) immediately prior to the effective time of such Change in Control Event, one or more of the Purchased Shares are Restricted Shares, (c) the New Employer offers to employ the Purchaser (i) at a base salary that is at least equal to the base salary earned by the Purchaser immediately prior to such effective time and (ii) in a position that is executive in nature (as determined by the Administrator prior to such effective time) and (d) the Purchaser accepts such employment, then the following provisions shall apply: with respect to the CIC Unvested Shares:

(A) the Right of Repurchase shall lapse with respect to all of the CIC Unvested Shares if, subsequent to such effective time and prior to the Third Anniversary Date, (i) the New Employer terminates the Purchaser's employment with the New Employer and its affiliates without Cause or (ii) the Purchaser terminates such employment because the New Employer has either (x) reduced the Purchaser's base salary to a rate that is below the base salary earned by the Purchaser immediately prior to such effective time or (y) assigned the Purchaser to a position that is not executive in nature (as determined in good faith by the board of directors of the New Employer); and

(B) the Right of Repurchase shall lapse with respect to one thirty-sixth (1/36th) of the CIC Unvested Shares on the last day of each of the thirty-six succeeding calendar months following the calendar month in which such Change in Control Event occurs if, on the last day of such succeeding calendar month, the Purchaser continues to provide service to the New Employer or one of its affiliates (“Post CIC Service”).

(v) Notwithstanding any provision herein to the contrary, if a Change in Control Event (as defined in the Plan) occurs before the Purchaser's Service terminates and the Purchased Shares are converted, in whole or in part, into consideration other than securities of the New Employer, then arrangements shall be made, prior to the consummation of such Change in Control Event, by the Administrator and the New Employer to place the Purchaser in substantially the same position that the Purchaser would have occupied had the consideration been solely securities of the New Employer.

(c)    Escrow. Upon issuance, the certificate(s) for Purchased Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Restricted Stock Agreement. Any additional or exchanged securities or other property described in Section 2(f) below shall be delivered to the Company to be held in escrow. All ordinary cash dividends on Purchased Shares (or on other securities held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. Purchased Shares, together with any other assets held in escrow under this Restricted Stock Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or (ii) released to the Purchaser upon his or her request to the extent that the Purchased Shares have ceased to be Restricted Shares (but not more frequently than once every six months). In any event, all Purchased Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Restricted Stock Agreement, shall be released within 90 days after the termination of the Purchaser's Service.

(d)    Exercise of Repurchase Right. The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 9 that it will not exercise its Right of Repurchase for some or all of the Restricted Shares. During the Repurchase Period, the Company shall pay to the holder of the Restricted Shares the purchase price determined under Section 2(a) above for the Restricted Shares being repurchased ( i.e. , $.01 per Share, as adjusted for stock splits, stock dividends and similar corporate transactions). Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Purchaser. The certificate(s) representing the Restricted Shares being repurchased shall be delivered to the Company (if not already held by the Company).

(e)    Termination of Rights as Stockholder. If the Right of Repurchase is exercised in accordance with this Section 2 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration). Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 2 whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f)    Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity (other than a Change in Control Event), any other corporate reorganization (other than a Change in Control Event), a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall continue to be subject to the Right of Repurchase. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares and to all of the provisions of this Section 2, including the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization that does not constitute a Change in Control Event, the Right of Repurchase may be exercised by the Company's successor.

(g)    Transfer of Restricted Shares. The Purchaser shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company's written consent (which consent may be withheld with or without any reason therefor), except as provided in the following sentence. The Purchaser may transfer Restricted Shares to one or more members of the Purchaser's Immediate Family or to a trust or partnership established by the Purchaser for the benefit of the Purchaser and/or one or more members of the Purchaser's Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Restricted Stock Agreement. If the Purchaser transfers any Restricted Shares, then this Restricted Stock Agreement shall apply to the Transferee to the same extent as to the Purchaser.

(h)    Assignment of Repurchase Right. The Board of Directors may freely assign the Company's Right of Repurchase, in whole or in part. Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company's rights and obligations under this Section 2.

(i)    Part-Time Employment and Leaves of Absence. If the Purchaser commences working on a part-time basis, then the Company may adjust the vesting schedule set forth in Section 2(b) above in accordance with the Company's part-time work policy or the terms of an agreement between the Purchaser and the Company pertaining to his or her part-time schedule. If the Purchaser goes on a leave of absence, then the Company may adjust the vesting schedule set forth in Section 2(b) above in accordance with the Company's leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, Service shall be deemed to continue while the Purchaser is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless the Purchaser immediately returns to active work.

SECTION 3  OTHER DEFINITIONS.

“Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

“Purchased Shares” shall mean the Shares purchased by the Purchaser pursuant to this Restricted Stock Agreement.

“Repurchase Period” shall mean a period of 180 consecutive days commencing on the date when the Purchaser's Service terminates for any reason, including (without limitation) death or disability.

“Restricted Share” shall mean a Purchased Share that is subject to the Right of Repurchase.

“Right of Repurchase” shall mean the Company's right of repurchase described in Section 2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service to the Company or its subsidiaries as an Employee or, following a Change in Control Event, service to the New Employer (as defined in Section 2(b)) or its subsidiaries as an employee.

“Share” shall mean one share of Stock

“Stock” shall mean the Common Stock of the Company, par value $0.01 per Share.

“Transferee” shall mean any person to whom the Purchaser directly or indirectly transfers any Purchased Shares.

SECTION 4  OTHER RESTRICTIONS ON TRANSFER.

(a)    Purchaser Representations. In connection with the issuance and acquisition of Shares under this Restricted Stock Agreement, the Purchaser hereby represents and warrants to the Company as follows:

(i)    The Purchaser has received a copy of an offering memorandum relating to the sale of the Purchased Shares to the Purchaser hereunder.

(ii)    The Purchaser acknowledges his or her understanding that if he or she is an “affiliate” of the Company, the Purchaser's right to resell the Purchased Shares after the Company's Right of Repurchase lapses is restricted under the Securities Act.

(iii)    The Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Purchased Shares unless and until he or she has complied with all requirements of this Restricted Stock Agreement applicable to the disposition of Purchased Shares and he or she has provided the Company with written assurances, in substance and form reasonably satisfactory to the Company, that (A) the proposed disposition does not require registration of the Purchased Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Purchased Shares under state securities law.

(b)    Securities Law Restrictions. Regardless of whether the offering and sale of Shares under this Restricted Stock Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Purchased Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c)    Rights of the Company. The Company shall not be required to (i) transfer on its books any Purchased Shares that have been sold or transferred in contravention of this Restricted Stock Agreement or (ii) treat as the owner of Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Purchased Shares have been transferred in contravention of this Restricted Stock Agreement.

SECTION 5  SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Restricted Stock Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and shall be binding upon the Purchaser and the Purchaser's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Restricted Stock Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 6  NO RETENTION RIGHTS.

Nothing in this Restricted Stock Agreement shall confer upon the Purchaser any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser) or of the Purchaser, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 7  TAX ELECTION.

The acquisition of the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of purchase. The form for making the Code Section 83(b) election is attached to this Restricted Stock Agreement as Exhibit I. The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Purchaser acknowledges that it is his or her sole responsibility, and not the Company's responsibility, to file a timely election under Code Section 83(b), even if the Purchaser requests the Company or its representatives to make this filing on his or her behalf.  CIRCULAR 230 DISCLAIMER: Nothing contained herein concerning certain federal income tax considerations is intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transactions or tax-related matters addressed herein.

SECTION 8  LEGENDS.

All certificates evidencing Purchased Shares shall bear the following legend:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE ISSUER OF SUCH SHARES AND THE REGISTERED HOLDER OF SUCH SHARES (OR THE PREDECESSOR IN INTEREST TO SUCH HOLDER OF SHARES). SUCH AGREEMENT GRANTS TO SUCH ISSUER CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF SUCH ISSUER WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

If required by the authorities of any state in connection with the issuance of the Purchased Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

SECTION 9  NOTICE.

Any notice required by the terms of this Restricted Stock Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with a recognized overnight courier service, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Purchaser at the address that he or she most recently provided to the Company in accordance with this Section 9.

SECTION 10  ENTIRE AGREEMENT.

This Restricted Stock Agreement, together with the Plan, constitutes the entire contract between the parties hereto with regard to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

SECTION 11  CONFLICITS OF LAW.

This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties has executed this Restricted Stock Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PURCHASER:	PHOTOMEDEX, INC.

/s/ Michael R. Stewart	By:	/s/ Jeffrey F. O’Donnell
Name: Michael R. Stewart		Name: Jeffrey F. O’Donnell
Title: President & Chief Executive Officer